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4.20  TERM PROMISSORY NOTE BETWEEN AND SERACARE, INC. AND STATE STREET BANK &
      TRUST COMPANY DATED DECEMBER 21, 1998.


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                                 TERM PROMISSORY NOTE

                                                            December 21, 1998
$3,500,000                                              Boston, Massachusetts

     For value received, the undersigned SeraCare, Inc. (the "Borrower"), promises to pay to State Street Bank and Trust Company (hereinafter sometimes referred to as "State Street" and "Payee"), or order, the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000). This Note is executed pursuant to that certain Revolving Credit, Term Loan and Security Agreement, dated as of even date herewith (the "Loan Agreement"), among the Borrower, Avre Incorporated, Binary Associates, Inc., SeraCare Acquisitions, Inc., BHM Labs, Inc., SeraCare Technology, Inc., The Western States Group, Inc., American Plasma, Inc., Brown Brothers Harriman & Co. ("BBH"), State Street and Brown Brothers Harriman & Co. as Administrative Agent (the "Administrative Agent"). This Note and that certain Term Promissory Note from the Borrower to BBH in the face amount of $3,500,000 dated the date hereof comprise the "Term Note" as defined in the Loan Agreement. The aggregate principal balance outstanding under this Note shall bear interest thereon at a per annum rate equal to the Wall Street Journal Prime Rate (as hereinafter defined) plus three-quarters of one percent (0.75%), payable quarterly in arrears on the first business day of each fiscal quarter, commencing March 1, 1999. BBH and State Street are hereinafter collectively referred to as the "Lenders." Capitalized terms used but not defined herein are as defined in the Loan Agreement.

     "Wall Street Journal Prime Rate" means the highest rate published from time to time by the Wall Street Journal as the Prime Rate, or, in the event the Wall Street Journal ceases to publish the Prime Rate, the base, reference or other rate then designated by the Payee for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. The effective interest rate applicable to undersigned's loans shall change on the date of each change in the Wall Street Journal Prime Rate.

     Principal shall be due and payable in arrears under this Note as follows:

     1.   During the first year of the term of this Note,

          (a)       $250,000 on June 1, 1999;

          (b)       $125,000 on September 1, 1999; and

          (c)       $125,000 on December 1, 1999.

     2.   During the second year of the term of this Note,

          (a)       $312,500 on March 1, 2000;

          (b)       $312,500 on June 1, 2000;

          (c)       $312,500 on September 1, 2000; and

          (d)       $312,500 on December 1, 2000.


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     3.   During the third year of the term of this Note,

          (a)       $437,500 on March 1, 2001;

          (b)       $437,500 on June 1, 2001;

          (c)       $437,500 on September 1, 2001; and

          (d) $437,500, plus any interest then remaining unpaid, due and payable, on December 1, 2001.

     In addition to all amounts due and payable in accordance with this Note, the Borrower shall make annual prepayments of the principal balance outstanding respecting this Note an the last day of May of each year commencing May 31, 2000 in an amount equal to the Excess Cash Flow Amount (as hereinafter defined) x
 .50. The "Excess Cash Flow Amount" shall mean a number calculated by multiplying the Excess Cash Flow Percentage (as hereinafter defined) by the Excess Cash
Flow, "Excess Cash Flow" shall mean the Borrower's EBITDA for the Borrower's latest fiscal year ending prior to the date any payment is due under this paragraph (the "Applicable Period"), minus, for the Applicable Period, (i) Borrower's capital expenditures, (ii) the Borrower's cash tax payments, (iii) payments made by the Borrower on account of scheduled amortization and voluntary permanent reduction of indebtedness owing to the Lenders, and (iv) cash interest payments. "Excess Cash Flow Percentage" shall mean thirty percent (30%). All terms used in this paragraph shall be defined in accordance with generally accepted accounting principles consistently applied. Mandatory and voluntary prepayments shall be applied against unpaid installments of principal of this
Note in inverse order of maturity of such installments.

     Principal and interest shall be payable to the Administrative Agent for the account of the Payee at the Administrative Agent's main office at 40 Water Street, Boston, Massachusetts 02109 (or at such other place as the Administrative Agent may hereafter direct the Borrower) in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

     This Note is issued pursuant to, is entitled to the benefits of, and is subject to, the provisions of the Loan Agreement, but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as herein provided.

     At the option of the holder, this Note shall become immediately due and payable without notice or demand upon the occurrence of an Event of Default under the Loan Agreement.

     Any payments received by the Administrative Agent and Payee on account of this Note shall be applied first, to any costs, expenses or charges then owed to the Payee and the Administrative Agent by the Borrower; second, to accrued and unpaid interest; and third, to the unpaid principal balance hereof. The Borrower hereby authorizes the Payee to charge any deposit account which the Borrower may maintain with the Payee for any payment required hereunder.

     The Borrower represents to the Administrative Agent and the Payee that the proceeds of this Note will not be used for personal, family or household purposes.

     Any and all deposits or other sums at any time credited by or due to the undersigned or any endorser or guarantor hereof from the Payee or any of its banking or lending affiliates or any lender acting as a participant under any loan arrangement between the Payee and the Borrower, any endorser or guarantor hereof, and any cash, securities, instruments or other property of the undersigned in the possession of the Payee or any of its banking or lending affiliates or any lender acting as a participant under any loan arrangement between the Payee and the Borrower, any endorser or guarantor hereof, whether for safekeeping or otherwise, or in transit to or from the Payee or any of its banking or lending affiliates or any such participant, or in the possession of any third party acting on the Payee's behalf (regardless of the


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reason the Payee had received same or whether the Payee has conditionally released the same) shall at all times constitute security for all of the liabilities and obligations of the undersigned and any endorser and guarantor hereof to the Payee and may be applied or set off against such liabilities and obligations of the undersigned or any endorser or guarantor hereof to the Payee at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Payee.

     No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver an any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every other maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable. The Borrower and each endorser and guarantor of this Note waive any rights to any homestead exemptions on record as of the date of this Note respecting any premises under the provisions of Chapter 188, Section 1, of the General Laws of Massachusetts.

     The Borrower and each endorser and guarantor of this Note shall indemnify, defend and hold the Payee, the Administrative Agent and their directors, officers, employees, agents and attorneys harmless against any claim (as well as from attorneys' reasonable fees and expenses in connection therewith) brought or threatened against the Administrative Agent or the Payee by the Borrower, by any endorser or guarantor, or by any other person on account of the Administrative Agent's or the Payee's relationship with the Borrower or any endorser or guarantor hereof (each of which may be defended, compromised, settled or pursued by the Administrative Agent with counsel of the Administrative Agent's selection, but at the expense of the Borrower and any endorser and/or guarantor), except (a) in the case of the indemnification of the Administrative Agent against a claim brought or threatened against the Administrative Agent, for any claim arising out of the gross negligence or willful misconduct of the Administrative Agent, as adjudged by a court of competent jurisdiction, and (b) in the case of the indemnification of Payee against a claim brought or threatened against Payee, for any claim arising out of the gross negligence or willful misconduct of Payee, as adjudged by a court of competent jurisdiction, and (c) in the case of the indemnification of the Administrative Agent or Payee against a claim brought against the Administrative Agent by Payee or against Payee by the other Lender or by the Administrative Agent. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Administrative Agent or Payee in favor of any Obligor. For purposes of clarification, no Obligor shall have any obligation to indemnify the Administrative Agent or Payee against any claim brought or threatened against the Administrative Agent or Payee that any Obligor believes arises out of the gross negligence or willful misconduct of the Administrative Agent or Payee if a court of competent jurisdiction has determined that such claim in fact arose out of the gross negligence or willful misconduct of the Administrative Agent or Payee, as the case may be. The Payee shall be severally liable to refund any amounts actually and voluntarily paid by the Obligors to the Administrative Agent with respect to any such claim, promptly after such judicial determination. Notwithstanding any provision in this Agreement to the contrary, the Payee and Administrative Agent agree that neither the Payee nor the Administrative Agent shall (1) declare an Event of Default or accelerate the Obligations or (2) set aside or reserve any Collateral or otherwise exercise any remedies with respect to any Collateral, in each case based solely upon an Obligor's failure to pay the amount of any indemnifiable claim (and/or attorneys' fees and expenses in connection therewith) prior to such judicial determination, PROVIDED, HOWEVER, that in the case of an Event of Default (other than the failure to pay the amount of any indemnifiable claim and/or attorneys' fees and expenses in connection therewith prior to such judicial determination), the Payee and the Administrative Agent may accelerate the Obligations and set aside or reserve any Collateral or otherwise exercise any remedies with respect to any Collateral. Notwithstanding any provision in this Agreement to the contrary, in no circumstance shall the Administrative Agent or Payee seek consequential, punitive or any other additional damages based upon the failure or the alleged failure of


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any Obligor to pay the amount of any indemnifiable claim and/or attorneys'
fees and expenses in connection therewith prior to such judicial determination.

     The Borrower and each endorser and guarantor of this Note agree to pay to the Administrative Agent and the Payee, upon demand, costs of collection of the principal of and interest on this Note, including, without limitation, reasonable attorneys' fees. After demand, interest shall accrue at a rate per annum equal to the aggregate of four percent (4%) plus the rate provided for herein. If any payment due under this Note is unpaid for ten (10) days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the holder's other remedies on account thereof), a late charge equal to five percent (5%) of such unpaid amount.

     This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Administrative Agent and the Payee and their successors, endorsees and assigns.

     The liabilities of the Borrower and any endorser or guarantor of this Note are joint and several; provided, however, the release by the Payee of the Borrower or any one or more endorser or guarantor shall not release any other person obligated on account of this Note. Any and all present and future debts of the Borrower to any endorser or guarantor of this Note are subordinated to the full payment and performance of all present and future debts and obligations of the Borrower to the Lenders. Each reference in this Note to the Borrower, any endorser, and any guarantor, is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to the Lenders of the persons from whom contribution is sought have been satisfied in full. The release or compromise by the Administrative Agent or the Payee of any collateral shall not release any person obligated on account of this Note.

     A photographic or other reproduction of this Note may be made by the Administrative Agent or the Payee if marked "copy' or "duplicate" or with any similar designation, and any such reproduction shall be admissible in evidence with the same effect of the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

     This Note is delivered to the Payee at one of its offices in Massachusetts, shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as a sealed instrument.

     Each of the Borrower and any endorser and guarantor of this Note irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in Massachusetts, over any suit, action or proceeding arising out of or relating to this Note. Each of the Borrower and any endorser and guarantor irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each of the Borrower and any endorser and guarantor irrevocably appoints the Secretary of State of the Commonwealth of Massachusetts as its authorized agent to accept and acknowledge on its behalf any and all process which may be served in any such suit, action or proceeding, consents to such process being served (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such Borrower's, endorser's or guarantor's address shown below or as notified to the Administrative Agent and (ii) by serving the same upon such agent, and agrees that such service shall in every respect be deemed effective service upon such Borrower, endorser or guarantor.

     EACH OF THE BORROWER, PAYEE, ADMINISTRATIVE AGENT AND ANY ENDORSER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, ALL OF THE OBLIGATIONS OF THE BORROWER TO THE PAYEE, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH. EACH OF THE BORROWER


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AND ANY ENDORSER AND GUARANTOR CERTIFIES THAT NEITHER THE ADMINISTRATIVE AGENT
NOR THE PAYEE NOR ANY OF THEIR REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PAYEE OR THE ADMINISTRATIVE AGENT WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

                              [INTENTIONALLY LEFT BLANK]


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     Executed as an instrument under seal as of December 21, 1998.

Witness                                Borrower

                                       SeraCare, Inc.

/s/ [ILLEGIBLE]                        By:  /s/ Jerry L. Burdick
----------------------                      -----------------------------------
                                            Jerry L. Burdick
                                            Executive Vice President and
                                            Chief Financial Officer

                                       1925 Century Park East, Suite 1970
                                       Los Angeles, California
                                       90067



                              STATE OF CALIFORNIA

Los Angeles, SS.                                                   Dec. 21, 1998

     Then personally appeared the above-named Jerry L. Burdick, Executive Vice President and Chief Financial Officer of SeraCare, Inc., and acknowledged the foregoing instrument to be the free act and deed of SeraCare, Inc., before me,

                                                /s/ Nancy Pau, Notary Public
                                                My Commission expires: 2/19/2000


                                                             [STAMP]